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                     October 21, 2020

       David Duckworth
       Chief Financial Officer
       Acadia Healthcare Company, Inc.
       6100 Tower Circle, Suite 1000
       Franklin, TN 37067

                                                        Re: Acadia Healthcare
Company, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            File No. 001-35331

       Dear Mr. Duckworth:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences